As filed with the Securities and Exchange Commission on November 5, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERISAFE, INC.

(Exact name of registrant as specified in its charter)

Texas	75-2069407
(State of incorporation)	(I.R.S. Employer Identification Number)

2301 Highway 190 West

DeRidder, Louisiana 70634

(Address, including zip code, of registrant’s principal executive offices)

2010 Restated Non-Employee

Director Restricted Stock Plan

(Full title of Plan)

Todd Walker

Executive Vice President,

General Counsel and Secretary

Amerisafe, Inc.

2301 Highway 190 West

DeRidder, Louisiana 70634

(337) 463-9052

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	77,033 shares	$19.24	$1,482,115	$105.67

(1)	Represents shares issuable pursuant to awards to be granted under the AMERISAFE, Inc. 2010 Restated Non-Employee Director Restricted Stock Plan. Pursuant to Rule 416, there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Plan as a result of the antidilution provisions contained therein.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low sales prices of the Registrant’s Common Stock on November 3, 2010, as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE

AMERISAFE, Inc. (the “Company”) is hereby registering 77,033 additional shares of its Common Stock, par value $0.01 per share (the “Common Stock”), for issuance under its 2010 Restated Non-Employee Director Restricted Stock Plan. Registration Statement No. 333-129980 on Form S-8, filed with the Securities and Exchange Commission (the “SEC”) on November 29, 2005, relating to the same class of securities is currently effective. In accordance with General Instruction E to Form S-8, the contents of such Registration Statements are incorporated herein by reference.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Common Stock to be registered hereby will be passed upon for the Company by Todd Walker, the Company’s Executive Vice President, General Counsel, and Secretary. As of the date hereof, Mr. Walker beneficially owns 59,140 shares of Common Stock, which includes 55,000 shares of Common Stock issuable within 60 days of the date hereof upon the exercise of stock options.

Item 6.	Indemnification of Officers and Directors

Our Amended and Restated Certificate of Formation and Amended and Restated Bylaws provide that, to the fullest extent permitted by the Texas Business Organizations Code (the “TBOC”), as it may be amended from time to time, and any other applicable law, no director of AMERISAFE, Inc. shall be personally liable to the Company or its shareholders for any act or omission occurring in the performance of the director’s duties as a director.

Under Section 8.101 of the TBOC, subject to the procedures and limitations stated therein, we may indemnify a director or officer (a “governing person”) who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the governing person is or was a governing person of the Company or serving in such capacity with respect to another entity at the Company’s request, against judgments, court costs, penalties, excise and similar taxes, fines, settlements, and reasonable attorneys’ fees actually incurred by the governing person in connection with the proceeding if it is determined that the governing person seeking indemnification:

•	acted in good faith;

•

reasonably believed, when acting in his or her official capacity, that his or her conduct was in the best interests of the Company, and, when not acting in such capacity, believed that his or her conduct was not opposed to the best interests of the Company; and

•	in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We are required by Section 8.051 of the TBOC to indemnify a governing person against reasonable expenses actually incurred by the governing person in connection with a proceeding in which the governing person is a named defendant or respondent because the governing person is or was in that position if the governing person has been wholly successful, on the merits or otherwise, in the defense of the proceeding. The TBOC prohibits us from indemnifying a governing person in respect of a proceeding in which the person is found liable to us or on the basis that a personal benefit was improperly received by the governing person, other than reasonable expenses actually incurred by the governing person in connection with the proceeding; provided, that the TBOC further prohibits us from indemnifying a governing person in respect of any such proceeding in which the person is found liable for willful or intentional misconduct in the performance of the governing person’s duties, breach of the governing person’s duty of loyalty to the Company, or an act or omission not committed in good faith that constitutes a breach of duty owed by the governing person to the Company.

Under Section 8.052 of the TBOC, a court of competent jurisdiction may order us to indemnify a governing person to the extent the court determines that the governing person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances; however, if the governing person is found liable to us or is found liable on the basis that a personal benefit was improperly received by the governing person, the indemnification will be limited to reasonable expenses actually incurred by the governing person in connection with the proceeding.

Item 8.	Exhibits.

Exhibit Number

4.1	Amended and Restated Certificate of Formation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 6, 2010)

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 5, 2010)

5.1*	Legal Opinion of Todd Walker, Esq.

23.1*	Consent of Todd Walker, Esq. is contained in Exhibit 5.1 to this Registration Statement

23.2*	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney is contained on the signature page of this Registration Statement

99.1	2010 Restated Non-Employee Director Restricted Stock Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form-10-Q for the quarter ended June 30, 2010, filed on August 6, 2010)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of DeRidder, State of Louisiana, on November 2, 2010.

AMERISAFE, INC.

By:	/s/ C. Allen Bradley, Jr.
C. Allen Bradley, Jr.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below constitutes and appoints C. Allen Bradley, Jr., G. Janelle Frost, and Todd Walker, or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. Allen Bradley, Jr.	Chairman and Chief Executive Officer	November 2, 2010
C. Allen Bradley, Jr.	(Principal Executive Officer)

/s/ G. Janelle Frost	Executive Vice President and	November 2, 2010
G. Janelle Frost	Chief Financial Officer
(Principal Financial and
Accounting Officer)

/s/ Millard E. Morris	Director	November 2, 2010
Millard E. Morris

/s/ Jared A. Morris	Director	November 2, 2010
Jared A. Morris

/s/ Sean M. Traynor	Director	November 2, 2010
Sean M. Traynor

/s/ Philip A. Garcia	Director	November 2, 2010
Philip A. Garcia

/s/ Daniel Phillips	Director	November 2, 2010
Daniel Phillips

/s/ Randy Roach	Director	November 2, 2010
Randy Roach

/s/ Austin P. Young, III	Director	November 2, 2010
Austin P. Young, III

EXHIBIT INDEX

Exhibit Number

4.1	Amended and Restated Certificate of Formation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 6, 2010)

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 5, 2010)

5.1*	Legal Opinion of Todd Walker, Esq.

23.1*	Consent of Todd Walker, Esq. is contained in Exhibit 5.1 to this Registration Statement

23.2*	Consent of Ernst & Young, Independent Registered Public Accounting Firm

24.1*	Power of Attorney is contained on the signature page of this Registration Statement

99.1	2010 Restated Non-Employee Director Restricted Stock Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form10-Q for the quarter ended June 30, 2010, filed on August 6, 2010)

*	Filed herewith